EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of January 1, 2000, between iTract, LLC, a Delaware limited liability company, with offices at 220 West 19th Street, New York, NY 10011 (the "Company"), and Kevin Kerzner, an individual (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to engage the Employee to perform services for the Company; and

         WHEREAS, the Employee desires to perform such services on the terms herein set forth. NOW,

         THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1. Term. The Company agrees to employ the Employee, and the Employee agrees to provide services to the Company, on the terms of, and subject to the conditions set forth in, this Agreement for a period of three (3) years commencing as of the date hereof ("Commencement Date") and ending on the third
(3rd) anniversary hereafter, or such shorter period as may be provided for herein (the "Employment Period"). This Agreement shall automatically be renewed, and the Employment Period extended, annually beginning on the third anniversary of the Commencement Date pursuant to the terms specified herein unless either the Company or the Employee gives written notice of non-renewal at least 90 days before the anniversary.

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         2. Duties and Services.

         (a) During the Employment Period, the Employee shall be employed in the business of the Company as Executive Vice President and shall have such duties as may be from time to time assigned to the Employee by the President, Chief Executive Officer ("CEO") and Chairman. The Employee shall report to the Chairman, or to such other executive officers as are designated by the Chairman, in such manner and at such times as may be requested of the Employee. The Employee shall devote his entire working day to, and utilize his best efforts on behalf of, the Company, and shall undertake such other activities as may from time to time be requested by the Company's executive officers. The Employee will have a joint role with the Chairman, CEO and President in planning the vision and direction of the Company.

         (b) Employee warrants that the Employee is not currently restricted from accepting employment with the Company or from performing any duties at the Company and that the Employee is not restricted in the solicitation of customers.

         3. Compensation.

         (a) The Company shall pay the Employee, during the first year of the Employment Period, an annual base salary of One Hundred Twenty Thousand ($120,000) Dollars, payable in equal installments based upon the then-current payment schedule for the Company's employees. During the second year of the Employment Period, the Employee's annual base salary shall increase to One Hundred Fifty Thousand ($150,000) Dollars and shall increase during the third year of the Employment Period to Two Hundred Thousand ($200,000) Dollars.

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         (b) The Employee shall be entitled to (a) an annual bonus fund upon a revenue schedule attached hereto as Exhibit A; and (b) a bonus based on performance, in the discretion of the Chairman.

         (c) The Company shall provide such family health insurance benefits as are provided by the Company to its executive officers. The Company shall provide disability insurance up to an aggregate premium of $3,000 yearly.

         (d) The Employee shall be compensated for business expenses, including without limitation, expenses relating to commuting, parking and cell phone, and such other expenses which are both pre-approved and incurred while on Company business.

         (e) The Employee shall be entitled to three (3) weeks of paid vacation in the first year hereof, and four (4) weeks of paid vacation in the second and third years hereof.

         (f) Upon the offering of the equity of the Company to the public and its subsequent establishment of a Stock Option Plan, the Employee may receive stock options to purchase equity in the Company, as determined by, and subject to the terms and conditions to be adopted by, the Stock Option Committee of the Company. Said options shall have a cashless exercise option

         (g) Employee shall be entitled to participate in any and all pensions and retirement plans available to other employees of the Company.

         (h) Employee shall be eligible to receive such further fringe benefits as the Board of Directors of the Company, or similar managing body of the Company, may from time to time make available to its employees.

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         4. Termination. Notwithstanding anything herein contained, the
Chairman, acting on behalf of the Company, shall have the right to terminate the Employee for cause, without any notice period, by delivery to the Employee or the Employee's representative a written notice specifying the cause and date of termination, if on or after the date hereof and prior to the end of the Employment Period:

         (a) the Employee shall be physically or mentally incapacitated or otherwise unable fully to discharge the Employee's duties hereunder for an aggregate period exceeding twelve weeks within any consecutive twelve month period, during which period the Employee's salary, benefits, bonuses, and other compensation under this Agreement shall continue in full effect, (ii) the Employee shall be convicted of a felony or criminal misdemeanor; (iii) the Employee shall commit any act or omit to take any action in bad faith or to the detriment of the Company; (iv) the Employee shall fail to perform satisfactorily the duties and responsibilities assigned to the Employee; or (v) the Employee shall willfully breach any material term of this Agreement and, if such breach is curable, shall not have cured or diligently commenced to cure same within five (5) days after notice thereof. In the event that Employee's employment is terminated pursuant to paragraph 4(a)(i), Employee shall be entitled to severance compensation equal to one (1) year of continuous salary and benefits from the date of termination. In the event the Employee's employment is terminated pursuant to paragraph 4(a)(iv), Employee shall be entitled to severance compensation equal to one (1) month of salary for each three (3) months in which he had been employed hereunder. In the event that the Employee is terminated pursuant to this paragraph 4(a), Employee's obligations under paragraphs 5, 6, 7 and 8 of this Agreement shall survive.

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         (b) the Employee shall die, then this Agreement shall terminate on the date of Employee's death.

         5. Non-Competition/Non-Solicitation of Customer and Employees.

         (a) Employee acknowledges that the Employee's employment hereunder will provide the Employee with access to and knowledge of the customers, trade secrets, business plans, and other confidential or proprietary information relating to the Company and its customers, suppliers, plans, strategies, and/or method of operation .

         (b) Employee agrees that, during the term hereof and for a period of one (1) year after the Employee ceases to be employed by the Company (the "Restricted Period"), the Employee will not compete with, be engaged in the same business as, or, directly or indirectly, for the Employee's own benefit or for, with, or through any other person, firm, or company, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, executive, partner, shareholder (other than less than a 5% shareholder in a Company whose shares are publicly traded), manager, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of Employee's name in any other business or organization which competes with, or is engaged in the same business as, the Company in any geographical area in which the Company conducts business.

         (c) During the Restricted Period, the Employee will not, directly or indirectly, solicit or interfere with, or endeavor to entice away from the Company any of its suppliers, customers, business contacts or executives. During the Restricted Period, the Employee will not, directly or indirectly, solicit for employment, hire or cause to be hired, any

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person who, at any time up to the time the Employee ceases to be an executive of the Company (under this Agreement or otherwise), was an employee of the Company.

         (d) Employee acknowledges that the Company's obligations under paragraph 3 hereunder are part of the valuable consideration provided to the Employee in exchange for the Employee's agreement to the non-competition and non-solicitation provisions contained in paragraph 5 of this Agreement. If Employee breaches any provision of paragraph 5, the Company shall have no obligation to pay Employee any such compensation or severance and the Employee's right to further compensation or severance under paragraphs 3 and 4 of this Agreement shall immediately cease.

         (e) Because a breach of the provisions of this paragraph 5 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and the Employee hereby consents to the issuance of such injunction.

         (f) The Employee agrees that the provisions of this paragraph 5 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this paragraph 5 shall be deemed, by a court of competent jurisdiction, to exceed the maximum permissible duration or geographical scope or to exceed the maximum permissible restraints on Employee's conduct during the Restricted Period, Employee and the Company agree that paragraph 5 shall be deemed limited to the maximum duration, geographical scope or restraint that a court of competent jurisdiction would deem valid and enforceable, and the remainder of this Agreement shall remain in full force and effect.

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         6. Company Property. Any interest in inventions, intellectual property, proprietary information, business contacts, or other goodwill relating to the business of the Company (the "Company Property") which the Employee now or hereafter during the period Employee is employed by the Company (under this Agreement or otherwise) may own or develop shall belong to the Company; and forthwith upon request of the Company, the Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all of Employee's right, title, and interest in and to the Company Property free and clear of all liens, charges, and encumbrances of any kind or nature.

         7. Confidential Information. All confidential information which the Employee may obtain or possess during the Employment Period, relating to the business of the Company or any customer, supplier or business contact of any of them shall not be published, disclosed, or made accessible by the Employee to any other person, firm, or company during the term of Employee's employment or used by Employee, except during the period during which Employee is employed by the Company in the business and for the benefit of the Company, in each case without prior written permission of the Company. The Employee shall return all tangible evidence of such confidential information to the Company prior to or at the termination of Employee's employment.

         8. Notices. All notices hereunder shall be to the other party at the last known address of such party by certified mail, return receipt requested. Notice shall be deemed given upon mailing.

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         9. Enforceability. If any provision of this Agreement is held to be invalid or unenforceable, such a holding shall not in any way affect the validity or enforceability of any other provision of the Agreement. If either party waives any breach of this Agreement, the remainder of this Agreement shall remain enforceable. The provisions of this Agreement shall be binding upon you, the Company and its successors and assigns.

         10. Entire Agreement. This Agreement sets forth the final and entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, executive or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled; provided, however, that in the event the Company and the Employee enter into a separate letter agreement relating to the items set forth in Paragraphs 5,6, and/or 7 hereof, then the terms of said letter agreement shall supplement, and if contradictory, shall supersede and govern, the terms contained herein. This Agreement may not be amended, and no provision hereof may be deemed waived, by the conduct or inaction of either or both of the parties hereto, but only in a writing signed by both the Employee and an authorized representative of the Company.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                         COMPANY: iTract, LLC

                                         By: /s/ Henry Kauftheil
                                            ---------------------------------
                                             Henry Kauftheil, Manager

                                         EMPLOYEE: /s/ Kevin Kerzner
                                                  ---------------------------
                                                   Kevin Kerzner

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                                    EXHIBIT A

                          Kevin Kerzner Bonus Schedule

Year One

Itract Business Plan Forecast: If the Company attains its annual Business Plan forecast, for every $1 Million dollars in Gross Revenue generated by the Company, Mr. Kerzner will receive a $20,000 bonus.

Year Two

Itract Business Plan Forecast : If the Company attains its annual Business Plan forecast, for every $1 Million dollars in Gross Revenue generated by the Company, Mr. Kerzner will receive a $12,500 bonus and for every $1 Million dollars in Operating Profit generated by the Company, Mr. Kerzner will receive an additional $41,666.

Year Three

If the Company attains its Business Plan forecast, for every $1 Million dollars in Operating Profit, Mr. Kerzner will receive an additional $50,000 in bonus.

InfoSpace Bonus Arrangement:

If the Company attains the forecast as set forth in the Company's Internet Promotion Agreement with InfoSpace.com, Inc., dated as of April 3, 2000, for every $1 Million dollars in Operating Profit generated by the Company, Mr. Kerzner will receive $50,000 in bonus. This bonus will be computed at the end of every one (1) year anniversary of the date that InfoSpace.com, Inc. placed its first banner advertisement for the Company (following the Company's launch of its website), for the prior 12 month period. The forecast in such agreement may be amended, upon approval by the Chairman of the Company, and the bonus arrangement contained herein shall remain unchanged.

As used herein, the terms "Gross Revenue" and "Operating Profit" shall be determined finally by the Company's certified public accountants.